Date: August 6, 2020

News Release – Investor Update

Parks! America, Inc. Reports Q3 Fiscal 2020 Results

•Reported Q3 and YTD attendance based sales increase 51.4% and 19.8%

•Excluding Aggieland, Q3 and YTD attendance based sales increase 33.6% and 10.6%

•YTD net income increased by $417,867 to $986,872

PINE MOUNTAIN, Georgia, August 6, 2020 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its third fiscal quarter and nine months ended June 28, 2020.

Third Quarter Fiscal 2020 Highlights

Total net sales for the third fiscal quarter ended June 28, 2020 were $3,220,208, an increase of $1,083,747 or 50.7%, compared to $2,136,461 for the third fiscal quarter ended June 30, 2019. Attendance based net sales were $3,203,527, resulting in an increase of $1,087,378 or 51.4%, while animal sales decreased by $3,631. Excluding Aggieland Wild Animal Safari (“AWAS” or the “Texas Park”), acquired on April 27, 2020, attendance based net sales were $2,826,737, an increase of $710,588 or 33.6%, while animal sales were $14,396, a decrease of $5,916.

The Company reported net income of $1,266,175 for the third fiscal quarter ended June 28, 2020 compared to net income of $618,695 for the third fiscal quarter ended June 30, 2019, resulting in an increase of $647,480. Excluding the after-tax impact of tornado damage asset write-offs and expenses in the prior year, third fiscal quarter net income increased by $591,436. The increase in the Company’s third fiscal quarter net income is primarily attributable to higher park attendance based revenues and a positive contribution from the recently acquired Texas Park, partially offset by higher cost of sales, higher operating and interest expense, as well as higher income tax expense.

First Nine Months Fiscal 2020 Highlights

Total net sales for the first nine months of the 2020 fiscal year were $4,958,650, an increase of $801,468 or 19.3%, compared to $4,157,182 for the first nine months of the 2019 fiscal year. Attendance based net sales were $4,917,457, resulting in an increase of $812,800 or 19.8%, while animal sales decreased by $11,332. Excluding AWAS, attendance based net sales were $4,540,667, an increase of $436,010 or 10.6%, while animal sales were $38,908, a decrease of $13,617.

The Company reported net income of $986,872 for the first nine months of the 2020 fiscal year compared to net income of $569,005 for the first nine months of the 2019 fiscal year, resulting in an increase of $417,867. Excluding the after-tax impact of tornado damage asset write-offs and expenses in the 2019 fiscal year, as well as the after-tax impact of a related insurance recovery in the 2020 fiscal year, first nine months net income increased by $342,550. The increase in the Company’s net income during the first nine months of its 2020 fiscal year is primarily attributable to higher park attendance based revenues and a positive contribution from the recently acquired Texas Park, partially offset by higher cost of sales, higher operating and interest expense, as well as higher income tax expense.

Balance Sheet and Liquidity

The Company had working capital of $2.82 million as of June 28, 2020, compared to working capital of $2.96 million as of June 30, 2019. The Company’s debt to equity ratio was 0.71 to 1.0 as of June 28, 2020, compared to 0.17 to 1.0 as of June 30, 2019. The increase in the Company’s debt to equity ratio is a result of debt incurred to finance the AWAS acquisition.

COVID-19 Impacts

The rapid acceleration of the COVID-19 pandemic in the United States during March 2020 occurred at the beginning of the Company’s annual high season. Effective April 3, 2020, the Company’s Georgia and Missouri Parks were closed as a result of shelter-in-place mandates in Georgia and Missouri. Also note that prior to the Company’s acquisition of the Texas Park, its operations were suspended for the majority of April 2020 due to a shelter-in-place mandate in Texas. In compliance with respective state issued guidelines, the Georgia Park and the Texas Park each reopened on May 1, 2020, and the Missouri Park reopened on May 4, 2020. Attendance levels have been strong at each of the Company’s three Parks from mid-May through the end of fiscal June 2020, and have continued through July.

“The third fiscal quarter of our 2020 fiscal year began with many uncertainties as a result of COVID-19, as well as the closure of our Parks for the majority of April,” commented Dale Van Voorhis, Chairman and CEO. “Subsequent to reopening in early May, the attendance levels at each of our Parks has exceeded our expectations. We believe this is due to the quality of the primarily outdoor experience we offer our guests at each of our Parks. The associate teams at all three of our Parks have worked hard during these challenging and unprecedented times. We are grateful to our guests for their support of our business and animals during these times, and are very appreciative of our associates for their hard work, dedication and commitment.”

“I am also pleased to report that the Aggieland Wild Animal Safari integration is going well. We are seeing positive results from our initial marketing efforts to increase the awareness of the wonderful wild animal safari experience offered by this recent addition to our portfolio of Parks,” noted Mr. Van Voorhis. “While a variety of uncertainties remain over the next 12 to 18 months as the COVID-19 pandemic runs its course, we are cautiously optimistic regarding the prospects for each of our three Parks and our business overall. We will continue to monitor the local situation impacting each of our three Parks and have contingency plans in place to address any significant changes.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain employees in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the negative impact on its Park revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:	Todd R. White
Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Nine Months ended June 28, 2020 and June 30, 2019

	For the three months ended		For the nine months ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales	$3,203,527	$2,116,149	$4,917,457	$4,104,657
Sale of animals	16,681	20,312	41,193	52,525
Total net sales	3,220,208	2,136,461	4,958,650	4,157,182

Cost of sales	288,400	198,006	538,165	447,968
Selling, general and administrative	1,032,128	886,002	2,646,973	2,450,050
Depreciation and amortization	150,833	115,199	385,833	345,597
Tornado damage and expenses, net	-	70,944	(24,373)	70,944
(Gain) loss on disposal of operating assets, net	-	15,847	-	15,847
Income from operations	1,748,847	850,463	1,412,052	826,776

Other income, net	3,293	5,843	18,797	21,361
Interest expense	(64,165)	(18,811)	(99,077)	(57,632)
Income before income taxes	1,687,975	837,495	1,331,772	790,505

Income tax provision	421,800	218,800	344,900	221,500
Net income	$1,266,175	$618,695	$986,872	$569,005

Income per share - basic and diluted	$0.02	$0.01	$0.01	$0.01

Weighted average shares
outstanding (in 000's) - basic and diluted	75,021	74,821	74,945	74,782

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of June 28, 2020, September 29, 2019 and June 30, 2019

	June 28, 2020	September 29, 2019	June 30, 2019
ASSETS
Cash	$3,731,533	$3,787,815	$3,246,201
Inventory	203,721	195,201	263,604
Prepaid expenses	162,925	147,529	124,687
Total current assets	4,098,179	4,130,545	3,634,492

Property and equipment, net	13,827,671	6,620,405	6,631,447
Intangible assets, net	-	600	800
Other assets	12,144	11,786	12,050
Total assets	$17,937,994	$10,763,336	$10,278,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$73,272	$96,270	$57,315
Other current liabilities	855,164	384,160	416,594
Current portion of long-term debt, net	354,425	204,355	201,906
Total current liabilities	1,282,861	684,785	675,815

Long-term debt, net	6,709,723	1,154,013	1,205,969
Total liabilities	7,992,584	1,838,798	1,881,784

Stockholders’ equity
Common stock	75,021	74,821	74,821
Capital in excess of par	4,889,316	4,855,516	4,855,516
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	4,984,323	3,997,451	3,469,918
Total stockholders’ equity	9,945,410	8,924,538	8,397,005
Total liabilities and stockholders’ equity	$17,937,994	$10,763,336	$10,278,789